Exhibit 12

       John Deere Capital Corporation and Subsidiaries
      Computation of Ratio of Earnings to Fixed Charges
                    (thousands of dollars)

                                Six Months Ended April 30,
                               ------------------------------
                                   2000               1999
                               -----------        -----------
Earnings:

Income before income
  taxes and changes
  in accounting                   $104,491           $112,558
Fixed charges                      205,927            180,842
                               -----------        -----------
  Total Earnings                  $310,418           $293,400

Fixed charges:

Interest expense                  $202,626           $178,363

Rent Expense                         3,301              2,479
                               -----------        -----------
  Total fixed
    Charges                       $205,927           $180,842
                               ===========        ===========

Ratio of earnings to
   Fixed charges*                     1.51               1.62
                               ===========        ===========


                          For the Years Ended October 31,
                  --------------------------------------------
                    1999     1998     1997     1996     1995
                  -------- -------- -------- -------- --------
Earnings:

Income before
  income taxes
  and changes
  in accounting   $235,760 $233,534 $211,251 $206,588 $175,360

Fixed charges      366,102  373,237  330,648  276,726  240,913
                  -------- -------- -------- -------- --------
  Total Earnings  $601,862 $606,771 $541,899 $483,314 $416,273
                  ======== ======== ======== ======== ========
Fixed charges:

Interest expense  $360,925 $368,381 $326,867 $273,748 $238,445

Rent Expense         5,177    4,856    3,782    2,978    2,468
                  -------- -------- -------- -------- --------
  Total fixed
    charges       $366,102 $373,237 $330,649 $276,726 $240,913
                  ======== ======== ======== ======== ========

Ratio of earnings
   to fixed
   charges*           1.64     1.63    1.64      1.75     1.73
                  ======== ======== ======== ======== ========

_______
"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.